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Exhibit No. 5

INTERNAL REVENUE SERVICE         DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P. O. BOX 2508
CINCINNATI OH 45201
Employer Identification Number:
Date: FEB 2 3 1996               06-0876639


ASSOCIATES FIRST CAPITAL         DLN: 315160002
CORPORATION                      Person to Contact:WALTER WELLS
250 E. CARPENTER FREEWAY         Contact Telephone Number:(513) 684-3079
                                 Plan Name: Retirement SAVINGS AND
                                 PROFIT SHARING PLAN

                                 Plan Number: 002

Dear Applicant:

We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination is subject to your adoption of the proposed amendments submitted in your letter dated January 19, 1996. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code Section 401(b).

This determination letter is applicable for the amendment(s) adopted on August 3, 1993.

This determination letter does not apply to the merger, consolidation, or transfer of assets or liabilities of a plan described in Code section 6053(a) to, or with, another plan, or to whether requirements of the Income Tax Regulations under Code section 414(1) have been met. This is only a determination as to the qualification of the plan.

This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

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ASSOCIATES FIRST CAPITAL


This letter is issued under field. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1936 except as otherwise specified in this letter.

This plan satisfies the nondiscrimination current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's cover-age group For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act. Pub. L. 103-465

The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

We have sent a copy of this letter to your representative as indicated in the power of attorney.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,

/s/ C. Ashley Bullard
District Director


Enclosures: Publication 794 Reporting & Disclosure Guide for
Employee Benefit Plans Addendum

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Associates First Capital

This determination letter does not express an opinion as to Whether the plan satisfies the requirements of the Puerto Rico
Internal Revenue Code of 1994.